RESTATED INVESTMENT OBJECTIVES AND POLICIES OF UNITED MORTGAGE TRUST
As amended on January 24, 2007

PRINCIPAL INVESTMENT OBJECTIVES

Our principal investment objectives are to invest proceeds from our dividend reinvestment plan, financing proceeds, capital transaction proceeds and retained earnings in six types of investments:

(i) first lien secured interim mortgage loans with initial terms of 12 months or less for the acquisition and renovation of single family homes, which we refer to as “Interim Loans”;
(ii) first lien secured construction loans for the acquisition of lots and construction of single-family homes, which we refer to as “Construction Loans”;
(iii) lines of credit and secured loans for the acquisition and development of single-family home lots, referred to as “Land Development Loans”;
(iv) lines of credit and loans secured by developed single-family lots, referred to as “Finished Lot Loans”;
(v) lines of credit and loans secured by completed model homes, referred to as “Model Home Loans”; and,
(vi) first lien, fixed rate mortgages secured by single-family residential property, which we refer to as “Residential Mortgages”.

We collectively refer the above listed loans as “Mortgage Investments”.

In addition, we intend to generate fee income by providing credit enhancements associated with residential real estate financing transactions in the various forms as recommended from time-to-time by our Advisor and approved by our Board of Trustees, including but not limited to, guarantees, pledges of cash deposits, letters of credit and tri-party inter-creditor agreements, all of which we refer to as “Credit Enhancements”. Mortgage Investments and Credit Enhancements are expected to:

(1) produce net interest income and fees;
(2) provide monthly distributions from, among other things, interest on Mortgage Investments and fees from credit enhancements; and
(3) permit reinvestment of payments of principal and proceeds of prepayments, sales and insurance net of expenses.

There is no assurance that these objectives will be attained.

INVESTMENT POLICY

Most of our Mortgage Investments to date are geographically concentrated in the Texas, Tennessee, Arizona, Ohio, Missouri, Illinois, Georgia, North Carolina, Indiana and Colorado markets. We anticipate that the concentration will continue in the near future, but it is our intention to expand our geographic presence through the purchase of Mortgage Investments in other geographic areas of the United States. In making the decision to invest in other areas, we consider the market conditions prevailing at the time we invest.

As of September 30, 2006, our portfolio was comprised of:

Category	Percentage of portfolio
Interim Loans secured by conventionally built homes	27.40%
Land Development Loans	24.40%
Interim Loans secured by modular and manufactured homes	17.30%
Construction Loans	15.00%
Recourse Obligations of Affiliates	8.40%
Residential Mortgages	4.10%
Cash and other assets	3.40%

We no longer purchase Interim Loans that are secured by modular and manufactured homes or Residential Mortgages, and we are phasing out of investing in Construction Loans. We plan to continue to invest in Land Development Loans, Finished Lot Loans, Model Home Loans and Interim Loans secured by conventionally built houses because, 1) Land Development Loans and Finished Lot Loans have provided us with suitable collateral positions, well capitalized borrowers and attractive yields; 2) Interim Loans have provided us with suitable collateral positions, full recourse from our borrowers and attractive yields; and, 3) Model Home Loans are expected to provide us with suitable collateral positions, well capitalized borrowers and attractive yields. In addition, blended yields for Land Development Loans and Interim Loans have produced higher returns than those of Residential Mortgages. Model Home Loans are expected to produce higher yields commensurate with Land Development Loans, Finished Lot Loans and Interim Loans. As we phase out of Interim Loans secured by modular and manufactured homes and Construction Loans, we will increase the percentage of our portfolio invested in Land Development Loans, Finished Lot Loans, Interim Loans secured by conventionally built homes and Model Home Loans, until market conditions indicate the need for an adjustment of the portfolio mix.

UNDERWRITING CRITERIA

We will not originate loans, except to facilitate the resale of a foreclosed property. Funds awaiting investment in Mortgage Investments will be invested in government securities, money market accounts or other assets that are permitted investments for REITs. See “Temporary Investments” below.

The underwriting criteria for Mortgage Investments are as follows:

(1)	Priority of Lien.

•	Interim Loans purchased must be secured by a first lien that is insured by a title insurance company. We will not purchase second liens or other subordinate or junior liens, Interim Loans.
•
Land Development Loans and Finished Lot Loans must be secured by a first lien, second lien or a pledge of partnership interest that is insured by a title company. Second liens are subject to the Loan-to-Value (“LTV”) limitations set forth below.

•	Model Home Loans will be secured by a subordinate lien that is insured by a title insurance company.
•	Credit Enhancements must be secured by first or second liens or pledges of partnership interests.

(2)	Rate and Fees.

Our advisor, UMTH General Services, L.P. (“UMTHGS” or our “Advisor”) seeks to acquire Mortgage Investments that will provide us with a satisfactory net yield. Net yield is determined by the yield realized after payment of note servicing fees, if any, and administrative costs (estimated to be 1% of our average invested assets). Rates will be either adjustable or fixed. No loans will be purchased at a premium above the outstanding principal balance. Our investment policy allows for acquisition of loans at various rates. Fees charged for Credit Enhancements will be determined by the degree of risk as determined and recommended by our Advisor. Credit Enhancement are expected to range between 0.5% and 3% per annum.

(3)	Term and Amortization.

•	There is no minimum term for the loans we acquire.
•	Land Development Loans, Finished Lot Loans and Model Home Loans will generally have terms from 24 to 48 months.
•	Interim Loans will generally have terms of 12 months or less.
•	Construction Loans will generally have terms of 9 to 12 months.
•	Generally, Land Development Loans, Finished Lot Loans, Model Home Loans and Interim Loans do not amortize. They are interest only loans with the principal paid in full when the loans mature.
•	Credit Enhancements will range from 12 to 48 months.

(4)	LTV, Investment-to-Value Ratio (“ITV”), Combined LTV Ratio (“CLTV”).

•
Land Development Loans and Finished Lot Loans: Except as set forth below, loans purchased may not exceed an 85% ITV. Except as set forth below, Land Development Loans and Finished Lot Loans will not exceed 85% of the value of the collateral securing the indebtedness (the LTV of the loan). The purchase of, or investment in, subordinate liens secured loans or partnership interests securing loans will not exceed a CLTV of 85%, (subject to the exceptions listed below). CLTV shall mean the sum of all indebtedness senior to us plus the sum of our investment or loan.

•
Model Home Loans: LTV may not exceed 93% each loan, will be a part of a pool of model home collateral and will also be cross-collateralized. All expenses associated with the model home are borne by the home builder.

•	Interim Loans: Loans will not exceed a 70% LTV without approval by our Board of Trustees.

The aggregate debt on any loan in our portfolio, other than cited above, shall not exceed an amount equal to 85% of the appraised value of the property unless substantial justification exists. Such justification may include, a pledge of partnership equity interest, cross-collateralization by the pledge of other properties from the same borrower, by the assignment of rents, royalties or other cash flow, and other sound security, including consideration of the net worth of the borrower or guarantor, the credit rating of the borrower or guarantor, and/or historical financial performance of the borrower or guarantor.

(5)	Seasoning.

•	None of the types of loans we currently purchase, or intend to purchase, are subject to seasoning requirements.

(6) Borrower, Loan and Property Information.

•
Land Development Loans, Finished Lot Loans, Model Homes Loans and Credit Enhancements: Borrower, loan and property information will be in accordance with guidelines set forth by the originating entities, United Development Funding and UMTH Land Development, L. P., including economic feasibility studies, engineering due diligence reports, exit strategy analysis, and construction oversight requirements. UMTH General Services, L.P. (“UMTHGS” or our “Advisor”), our Advisor will periodically monitor compliance and changes to underwriting guidelines.

•
Interim Loans: Loans shall be underwritten in accordance with the guidelines established by the originating company, UMTH Lending Company, L.P., including borrower and property information. Our Advisor will periodically monitor compliance and changes to underwriting guidelines.

(7) Appraisals.

•
Land Development Loans, Finished Lot Loans and Model Home Loans: Appraisal must demonstrate that the LTV or ITV is in compliance with the above referenced LTV, ITV and CLTV standards. Loans exceeding LTV, ITV and CLTV guidelines must note the criteria on which the exception was based.

•	Interim Loans: Appraisal must demonstrate that the LTV or ITV of not more than 70% (subject to the exceptions set forth in 4 above).
•	The appraisals must be performed by appraisers approved by our Advisor.

(8) Credit.

•
Interim Loans: Minimum credit scores and corresponding down payment requirements will be in accordance with the guidelines set by the originating company (currently UMTH Lending Company, L.P.). UMTHGS will periodically monitor compliance and changes to underwriting guidelines.

•
Land Development Loans, Finished Lot Loans, Model Home Loans and Credit Enhancements: Extensions of credit to borrowers will be determined in accordance with net worth and down payment requirements prescribed by the originating companies (currently United Development Funding and UMTH Land Development, L.P.). UMTHGS as Advisor to UMT shall periodically monitor compliance and changes to underwriting guidelines.

(9) Hazard Insurance.

•
Loans that are secured by a residence must have an effective, prepaid hazard insurance policy with a mortgagee's endorsement for our benefit in an amount not less than the outstanding principal balance on the loan. We reserve the right to review the credit rating of the insurance issuer and, if deemed unsatisfactory, request replacement of the policy by an acceptable issuer.

(10) Geographical Boundaries.

•	We may purchase Mortgage Investments and provide Credit Enhancements for real estate projects in any of the 48 contiguous United States.

(11) Mortgagees' Title Insurance.

•	Each Mortgage Investment purchased must have a valid mortgagees' title insurance policy insuring our lien position in an amount not less than the outstanding principal balance of the loan.

(12) Guarantees, Recourse Agreements, and Mortgage Insurance.

•	Interim Loans purchased shall contain personal guarantees of the borrower or principal of the borrower.
•	Interim Loans shall afford full recourse to the originating company.
•
Land Development Loans, Finished Lot Loans, Model Home Loans and Credit Enhancements shall have guarantees and collateral arrangements as determined by the originating companies (United Development Funding and UMTH Land Development, L.P). Our Advisor shall review guarantees and recourse obligations.

(13) Pricing.

•	Mortgage Investments will be purchased at no minimum percentage of the principal balance, but in no event in excess of the outstanding principal balance.
•
Yields on our loan portfolio and fees charged for Credit Enhancements will vary with perceived risk, interest rate, credit, LTV ratios, down payments, guarantees or recourse agreements among other factors. Our objectives will be accomplished through purchase of high rate loans, reinvestment of principal payments and other short-term investment of cash reserves and, if utilized, leverage of capital to purchase additional Mortgages Investments.

The principal amounts of Mortgage Investments and the number of Mortgage Investments in which we invest will be affected by market availability and also depends upon the amount of capital available to us from proceeds of our dividend reinvestment plan, retained earnings, repayment of our loans and borrowings. There is no way to predict the future composition of our portfolio since it will depend in part on the loans available at the time of investment.

TEMPORARY INVESTMENTS

We intend to use proceeds from our dividend reinvestment plan, retained earnings, proceeds from the repayment of our loans and bank borrowings to acquire Mortgage Investments. There can be no assurance as to when we will be able to invest the full amount of capital available to us in Mortgage Investments, although we will use our best efforts to invest or commit for investment all capital within 60 days of receipt. We will temporarily invest any excess cash balances not immediately invested in Mortgage Investments or for the other purposes described above, in certain short-term investments appropriate for a trust account or investments which yield "qualified temporary investment income" within the meaning of Section 856(c)(6)(D) of the Code or other investments which invest directly or indirectly in any of the foregoing (such as repurchase agreements collateralized by any of the foregoing types of securities) and/or such investments necessary for us to maintain our REIT qualification or in short-term highly liquid investments such as in investments with banks having assets of at least $50,000,000, savings accounts, bank money market accounts, certificates of deposit, bankers' acceptances or commercial paper rated A-1 or better by Moody's Investors Service, Inc., or securities issued, insured or guaranteed by the United States government or government agencies, or in money market funds having assets in excess of $50,000,000 which invest directly or indirectly in any of the foregoing.

OTHER POLICIES

We will not: (a) issue senior securities; (b) invest in the securities of other issuers for the purpose of exercising control; (c) invest in securities of other issuers, other than in temporary investments as described under "Investment Objectives and Policies - Temporary Investments"; (d) underwrite the securities of other issuers; or (e) offer securities in exchange for property.

We may borrow funds to make distributions to our shareholders or to acquire additional Mortgage Investments. Our ability to borrow funds is subject to certain limitations set forth in the Declaration of Trust, specifically, the Trust may not incur indebtedness in excess of 50% of the Net Asset Value of the Trust

Other than in connection with the purchase of Mortgage Investments or issuance of Credit Enhancements, which may be deemed to be a loan from us to the borrower, we do not intend to loan funds to any person or entity. Our ability to lend funds to the Advisor, a Trustee or Affiliates thereof is subject to certain restrictions as described in "Summary of Declaration of Trust - Restrictions on Transactions with Affiliates.”

We will not sell property to our Advisor, a Trustee or Affiliates thereof at terms less favorable than could be obtained from a non-affiliated party.

Although we do not intend to invest in real property, to the extent we do, a majority of the Trustees shall determine the consideration paid for such real property, based on the fair market value of the property. If a majority of the Independent Trustees so determine, or if the real property is acquired from the Advisor, as Trustee or Affiliates thereof, a qualified independent real estate appraiser shall determine such fair market value selected by the Independent Trustees.

We will use our best efforts to conduct our operations so as not to be required to register as an investment company under the Investment Company Act of 1940 and so as not to be deemed a "dealer" in mortgages for federal income tax purposes. See "Federal Income Tax Considerations.”

We will not engage in any transaction which would result in the receipt by the Advisor or its Affiliates of any undisclosed "rebate" or "give-up" or in any reciprocal business arrangement which results in the circumvention of the restrictions contained in the Declaration of Trust and in applicable state securities laws and regulations upon dealings between us and the Advisor and its Affiliates.

The Advisor and its Affiliates, including companies, other partnerships and entities controlled or managed by such Affiliates, may engage in transactions described in our prospectus, including acting as Advisor, receiving distributions and compensation from us and others, the purchasing, warehousing, servicing and reselling of mortgage notes, property and investments and engaging in other businesses or ventures that may be in competition with us.

CHANGES IN INVESTMENT OBJECTIVES AND POLICIES

The investment restrictions contained in the Declaration of Trust may only be changed by amending the Declaration of Trust with the approval of the shareholders. However, subject to those investment restrictions, the methods for implementing our investment policies may vary as new investment techniques are developed. The Board of Trustees shall periodically, no less than annually restate our investment objectives and publish same in a public filing and direct mail communication to our shareholders.